Exhibit 4.2

LAS VEGAS SANDS CORP., as Company

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

2.900% Senior Notes due 2025

Fourth Supplemental

Indenture Dated as of

November 25, 2019

to

Indenture dated as of July 31, 2019

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	10

ARTICLE 2
FORM OF NOTES

Section 2.01.	Form of Notes	10

ARTICLE 3
THE NOTES

Section 3.01.	Amount; Series; Terms	10
Section 3.02.	Denominations	11
Section 3.03.	Book-entry Provisions for Global Securities	11
Section 3.04.	Additional Notes	11

ARTICLE 4
REDEMPTION OR REPURCHASE OF SECURITIES

Section 4.01.	Applicability of Base Indenture	12
Section 4.02.	Optional Redemption	12
Section 4.03.	Repurchase of Notes Upon a Change of Control	13

ARTICLE 5
COVENANTS AND REMEDIES

Section 5.01.	Limitation on Liens	15
Section 5.02.	Limitation on Sale and Leaseback Transactions	17
Section 5.03.	Company May Consolidate, Etc., Only on Certain Terms	17
Section 5.04.	Events of Default	18
Section 5.05.	Acceleration of Maturity; Rescission and Annulment	19

ARTICLE 6
MISCELLANEOUS

Section 6.01.	Confirmation of Indenture	20
Section 6.02.	Supplemental Indentures	20
Section 6.03.	Counterparts	20
Section 6.04.	Governing Law	20
Section 6.05.	Recitals by the Company	20

Exhibit A	Form of 2025 Note	A-1

FOURTH SUPPLEMENTAL INDENTURE, dated as of November 25, 2019 (“Fourth Supplemental Indenture”), to the Indenture dated as of July 31, 2019 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities that are not the Notes (as defined below), the “Base Indenture” and, as amended, modified and supplemented by this Fourth Supplemental Indenture, the “Indenture”), by and between LAS VEGAS SANDS CORP. (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Fourth Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 2.900% Senior Notes due 2025 (the “Notes”), on the terms set forth herein;

WHEREAS, Section 14.01 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without the consent of any Holders; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done.

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Notes” has the meaning specified in Section 3.04.

“Adjusted Treasury Rate” means, with respect to any Redemption Date: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which the Company deposits the amount required under the Indenture.

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by the Company’s Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests (whether general or limited); and (4) any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to either of the Principals and/or any of his or her Related Parties; (2) the adoption of a plan relating to the liquidation or dissolution of the Company or any successor thereto; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in clause (1) above), other than either of the Principals and/or any of his or her Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; provided that a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no “person” (as defined in clause (1) above), other than a holding company satisfying the requirements of this sentence, either of the Principals and/or any of his or her Related Parties, is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (measured by voting power rather than number of shares); provided further that, notwithstanding the foregoing or any provision of the Exchange Act, a “person” (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning set forth in Section 4.03(a).

“Change of Control Payment” has the meaning set forth in Section 4.03(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.03(a).

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Ratings Event.

“Company” means the Person specified as the “Company” in the recitals of this Fourth Supplemental Indenture until a successor replaces it pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes (assuming for this purpose that the Notes mature on the Par Call Date) (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, (1) the average of four Reference Treasury Dealer Quotations for the Redemption Date pursuant to Section 4.02 hereof, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Assets” means, as of any date of determination, the consolidated assets, after subtracting all current liabilities, as such amounts appear on the Company’s most recent internally available consolidated balance sheet and computed in accordance with GAAP; provided, that Consolidated Net Assets will be calculated, at the election of the Company, after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Assets (including the application of the proceeds therefrom, as applicable); and provided further that any calculation of Consolidated Net Assets shall exclude the impact attributable to Sands China Limited and each of its Subsidiaries.

“Continuing Entity” has the meaning set forth in Section 5.03(a)(1).

“Corporate Trust Office” means the address of the Trustee specified in Section 11.1 of the Base Indenture or such other address as to which the Trustee may give notice to the Company.

“Depositary” means DTC or any successor designated by the Company pursuant to the Indenture.

“Event of Default” has the meaning set forth in Section 5.04.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.

“Fourth Supplemental Indenture” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

“GAAP” means generally accepted accounting principles in effect in the United

States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Global Notes” means Notes that are Global Securities (as defined in the Base Indenture).

“Government Securities” means securities that are: (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; which, in either case, are not callable or redeemable at the option of the issuer thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the Holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Holder” means any registered holder, from time to time, of the Notes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding, for the avoidance of doubt, accrued expenses, trade payables and hedging obligations), in respect of borrowed money if and to the extent such indebtedness would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(3)    in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee.

Notwithstanding anything contained in the Indenture to the contrary, any obligation of the Company incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under the Indenture.

“Indenture” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Interest Payment Date”, when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company, as applicable.

“Issue Date” means the date on which the Notes (other than any Additional Notes) are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Subsidiary or (ii) the financing of a project involving the development or expansion of the Company’s or any Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Subsidiary or any of the Company’s or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

“Par Call Date” has the meaning set forth in Section 4.02(a).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“principal” of a Note means the principal amount of the Note.

“Principal Property” means the real and tangible property which is owned and operated by the Company or any Subsidiary having a gross book value in excess of $300.0 million, provided that no such property will constitute a Principal Property if the Board of Directors of the Company has determined in good faith that such property is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

“Principals” means Sheldon G. Adelson and Dr. Miriam Adelson.

“Prospectus Supplement” means the Company’s prospectus supplement, dated November 21, 2019, relating to the offering of the Notes.

“Rating Agency” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or each of them, as the case may be.

“Ratings Event” means with respect to the Notes, (i) the rating of the Notes is lowered by two of the three Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of the intention by the Company to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day such Notes have an Investment Grade rating from at least two Rating Agencies and are not subject to review for possible downgrade by either of such Rating Agencies), and (ii) such Notes are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period; provided that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event). The Notes will be deemed to have ceased to be rated as investment grade by a Rating Agency during any period in which such Rating Agency is not providing a rating for such Notes.

“Redemption Date”, with respect to any Note or portion thereof to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture or such Note.

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which the Company deposits the amount required under the Indenture.

“Regular Record Date”, for the interest payable on any Interest Payment Date on the Notes, means the date specified for that purpose herein.

“Related Parties” means: (1) any immediate family member or former spouse (in the case of an individual) of either of the Principals; or (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a greater than 50% interest of which consist of either or both of the Principals and/or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

“S&P” means S&P’s Ratings Inc. or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.

“Sale and Leaseback Transaction” means any arrangement with any Person (not including the Company or any of its Subsidiaries) providing for the leasing by the Company of any Principal Property which has been or is to be sold by the Company or the applicable Subsidiary to such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Change of Control Payment Date” has the meaning specified in Section 4.03(f).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Singapore Credit Facility” means the Third Amendment and Restatement Agreement dated as of August 30, 2019, to the Facility Agreement, dated as of June 25, 2012 (as amended by an amendment agreement dated November 20, 2013 and further amended and restated by amendment and restatement agreements dated August 29, 2014, and March 19, 2018), among Marina Bay Sands Pte. Ltd., as borrower, various lenders party thereto and DBS Bank Ltd. as agent and security trustee.

“Stated Maturity” means, when used with respect to the Note or any installment of principal thereof or interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“Subsidiary” means , with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or (3) any limited liability company (a) the manager or managing member of which is such Person or a Subsidiary of such Person or (b) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless the context otherwise requires, “Subsidiary” as used herein shall mean a Subsidiary of the Company.

“Trustee” has the meaning specified in the recitals of this Fourth Supplemental Indenture.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Fourth Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto, which are hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3

THE NOTES

Section 3.01. Amount; Series; Terms. (a) There is hereby created and designated one series of Securities under the Base Indenture: the title of the Notes shall be “2.900% Senior Notes due 2025.” The changes, modifications and supplements to the Base Indenture effected by this Fourth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture or Board Resolution with respect to such other series of Securities or Officer’s Certificate establishing such series of Securities specifically incorporates such changes, modifications and supplements.

(b)    The aggregate principal amount of Notes that initially may be authenticated and delivered under this Fourth Supplemental Indenture shall be limited to $500,000,000, subject, in each case, to increase as set forth in Section 3.04.

(c)    The Stated Maturity of the Notes, on which principal thereof is due and payable, shall be June 25, 2025. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange at the office of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee.

(d)    The Notes shall bear interest at the rate of 2.900% per annum beginning on November 25, 2019 or from the most recent date to which interest has been paid or duly provided for, as further provided in the form of Notes annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The Interest Payment Dates for the Notes shall be June 25 and December 25 of each year, beginning on June 25, 2020, and the Regular Record Date for any interest payable on each such Interest Payment Date shall be the immediately preceding June 10 and December 10, respectively; provided that upon the Stated Maturity of the principal of the Notes, interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e)    The Notes will be initially issued in the form of one or more Global Notes, deposited with the Trustee, as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in the Base Indenture.

(f)    Payment of principal of and premium, if any, and interest on a Note that is a Global Security registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. If the Notes are no longer represented by a Global Security, payment of interest on certificated Notes in definitive form may, at the Company’s option, be made by (i) check mailed directly to Holders of such Notes at their registered addresses or (ii) upon request of any Holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 3.03.    Book-entry Provisions for Global Securities.

(a)    Except for the circumstances described in Article Three of the Base Indenture, no Global Security may be exchanged in whole or in part for Notes registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof.

Section 3.04. Additional Notes. The Company may, without notice to or consent of the Holders of the Notes, create and issue pursuant to the Indenture Additional Notes having the same terms as, and ranking equally and ratably with, the Notes, except for the Issue Date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such Additional Notes and the first payment of interest following the Issue Date of such Additional Notes; provided that if such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. Such Additional Notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Notes, and will vote together as one class on all matters with respect to such Notes.

ARTICLE 4

REDEMPTION OR REPURCHASE OF SECURITIES

Section 4.01.    Applicability of Base Indenture. Subject to Section 1.02 hereof, the provisions of Article Four of the Base Indenture, as supplemented by the provisions of this Fourth Supplemental Indenture, shall apply to redemptions of the Notes pursuant to Section 4.02 hereof.

Section 4.02. Optional Redemption. (a) At any time before May 25, 2025 (one month prior to the Stated Maturity) (the “Par Call Date”), the Notes shall be redeemable on any one or more occasions, as a whole or in part, at the Company’s option, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Notes to be redeemed and (2) as determined by an Independent Investment Banker, the sum of the present values of all remaining scheduled payments of principal and interest on the Notes to and including the Par Call Date (not including any portion of such payments of interest accrued to, but excluding, the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points; plus, in the case of each of clause (1) or (2), accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(b)    On or after the Par Call Date, the Notes shall be redeemable on any one or more occasions, as a whole or in part, at the Company’s election, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c)    In the case of any redemption pursuant to this Section 4.02, such redemption is subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or before the relevant Redemption Date.

(d)    The Company will prepare and give, or cause to be given, a notice of redemption to each holder of Notes of a series to be redeemed, with a copy to the Trustee, at least 15 and not more than 60 calendar days prior to the date fixed for redemption. Notice of any such redemption may, at the discretion of the Company, be subject to the satisfaction of one or more conditions precedent, including in connection with any corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (provided, however, that any delayed redemption date shall not be more than 60 days after the date the relevant notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(e)    Unless the Company defaults in the payment of the redemption price and subject to any condition as specified in the relevant redemption notice, interest will cease to accrue on such Notes on the Redemption Date.

Section 4.03.    Repurchase of Notes Upon a Change of Control. (a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have exercised its right to redeem such Notes as described in Section 4.02 of this Fourth Supplemental Indenture, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any (together, the “Change of Control Payment”), on the Notes repurchased up to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). Within 30 days following any Change of Control Triggering Event, the Company will electronically deliver or mail a notice to Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”) pursuant to the procedures required by this Fourth Supplemental Indenture and described in such notice.

(b)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c)    The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly following receipt of an order therefor as required under this Fourth Supplemental Indenture, authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)    A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)    Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes such an offer in the manner and at the times and otherwise in compliance with the requirements hereunder for a Change of Control Offer made by the Company and such third party purchases all Notes validly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture pursuant to which the Company has exercised its right to redeem the Notes in full, unless and until there is a default in payment of the applicable redemption price.

(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company as described above, purchases all Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 15 nor more than 60 days’ prior written notice to the Holders of Notes and the Trustee, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) at a redemption price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding, the Second Change of Control Payment Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(g)    The Company will comply with the requirements of Section 14e-1 of the Exchange Act and any other securities laws and regulations thereunder to the extent that those laws and regulations are applicable in connection with the repurchase of Notes as a result of Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.03 by virtue of compliance with such securities laws and regulations.

(h)    Notwithstanding anything to the contrary in the Indenture or otherwise, for the avoidance of doubt, the Company’s obligation to repurchase Notes upon a Change of Control Triggering Event may be waived by the Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected by such waiver.

ARTICLE 5

COVENANTS AND REMEDIES

Section 5.01. Limitation on Liens. (a) If the Company or any of its Subsidiaries, directly or indirectly, incurs, assumes or guarantees any Indebtedness and that Indebtedness is secured by a Lien on any Principal Property (or the Capital Stock of any Subsidiary that owns a Principal Property), the Company will secure the Notes equally and ratably with (or at the option of the Company, prior to) such secured Indebtedness, so long as such secured Indebtedness shall be so secured. Any Lien that is granted to secure the Notes under this Section 5.01(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this Section 5.01(a), provided that, solely for purposes of this Section 5.01(a) and Section 5.02, Sands China Limited and each of its Subsidiaries shall not constitute Subsidiaries of the Company and shall not be restricted thereunder.

(b)    The foregoing restrictions shall not apply to Indebtedness that is secured by:

(1)    Liens existing on the Issue Date (including the Singapore Credit Facility);

(2)    Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(3)    Liens on any property or Capital Stock of a Person existing at the time the Person becomes a Subsidiary or Liens in existence at the time of the acquisition of the assets encumbered thereby (including, in each case, without limitation, acquisition through merger or consolidation), in each case, which were not incurred in anticipation thereof;

(4)    Liens on property or Capital Stock acquired, constructed, altered, improved or repaired by the Company or any Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation), construction, alteration, improvement or repair (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the price thereof so long as such Liens are no greater than the payment or price, as the case may be, for the property or Capital Stock acquired, constructed, altered, improved or repaired (plus an amount equal to any fees, expenses or other costs payable in connection therewith);

(5)    Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary; and

(6)    Liens in favor of the Company or its Subsidiaries.

For purposes of Section 5.01(b)(1), commitments under the Singapore Credit Facility shall be deemed to be Indebtedness in existence as of the Issue Date and any subsequent incurrence of Indebtedness under such commitments shall not be deemed to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, provided that if the Singapore Credit Facility is amended or supplemented subsequent to the Issue Date, including to increase the commitments thereunder, this paragraph shall only be applicable in respect of Indebtedness incurred up to the amount of the commitments under the Singapore Credit Facility in existence as of the Issue Date. Liens securing Indebtedness incurred under the Singapore Credit Facility (including pursuant to any amendment or supplement thereto) subsequent to the Issue Date to finance development and construction costs, fees and other expenses related to the MBS Expansion Project as described in the Prospectus Supplement shall be deemed to be incurred under Section 5.01(b)(4), so long as such Liens are created within the required periods under, and are no greater than the amounts permitted by, Section 5.01(b)(4).

For the avoidance of doubt, an increase in the amount of Indebtedness in connection with any accrual of interest, accretion of accreted value, amortization of original issue discount, payment of interest in the form of additional Indebtedness with the same terms, and accretion of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such Indebtedness were permitted under the Indenture.

(c)    Notwithstanding the restrictions set forth in Section 5.01(a), without securing the Notes as set forth in Section 5.01(a), the Company and its Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens not otherwise permitted by this Section 5.01 if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt related to any sale and leaseback arrangement permitted under Section 5.02(4) does not exceed the greater of (i) 15% of the Company’s total Consolidated Net Assets and (ii) $1.5 billion.

(d)    Any sale and leaseback arrangement incurred pursuant to clauses (1), (2), (3), (5), (6) or (7) of Section 5.02 shall be deemed to be permitted pursuant to this Section 5.01.

(e)    The restrictions set forth in Section 5.01(a) do not apply to extensions, renewals or replacements of any Indebtedness (and for the avoidance doubt, any successive extensions, renewals or replacements of such Indebtedness) secured by the foregoing types of Liens (other than Liens securing the Singapore Credit Facility pursuant to Section 5.01(b)(1) above), so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees, expenses or other costs payable in connection therewith).

Section 5.02. Limitation on Sale and Leaseback Transactions. The Company and its Subsidiaries will not enter into any Sale and Leaseback Transaction, unless:

(1)    such transaction exists on the Issue Date or at the time any Person that owns a Principal Property becomes a Subsidiary;

(2)    such transaction involves a lease for a term of not more than three years;

(3)    such transaction is entered into between or among the Company and its Subsidiaries;

(4)    the Company or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to Section 5.01(c) without equally and ratably securing the Notes pursuant to Section 5.01(a);

(5)    the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation;

(6)    the proceeds of such transaction are at least equal to the fair market value (as determined by the Company’s Board of Directors in good faith) of the Principal Property and the Company applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Notes and that is not debt to the Company or a Subsidiary, or (ii) the purchase, construction, improvement, expansion or development of other comparable property; or

(7)    such transaction is entered into within 180 days after the initial acquisition of the Principal Property subject to such transaction.

Section 5.03. Company May Consolidate, Etc., Only on Certain Terms. (a) Section 6.04 of the Base Indenture shall not apply to the Notes, and the following shall apply in lieu thereof. The Company shall not consolidate with or merge into another Person (whether or not the Company is the continuing Person) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to any other Person, unless:

(1)    either (A) the Company is the continuing Person or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the “Continuing Entity”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)    the Continuing Entity expressly assumes, by an indenture supplemental to the Indenture, all of the Company’s obligations under the Notes and the Indenture;

(3)    immediately after giving effect to such transaction, no Default or Event of Default (as defined below) shall have occurred and be continuing; and

(4)    the Company or the Continuing Entity delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary qualifications and exceptions, each stating that such consolidation, merger, assignment, transfer or conveyance and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Section 5.03 and that all conditions precedent provided for in the Indenture relating to such transaction have been satisfied.

(b)    Notwithstanding anything in this Section 5.03, any conveyance, transfer or lease of an asset or property between or among the Company and its Subsidiaries will not be prohibited under the Indenture.

For the avoidance of doubt, a pledge, mortgage, charge, lien, encumbrance, hypothecation or grant of any other security interest on an asset or property shall not be considered as a sale, assignment, transfer, conveyance or disposal of such asset or property.

Section 5.04. Events of Default. Section 7.01 of the Base Indenture shall not apply to the Notes. Each of the following events shall constitute an “Event of Default” with respect to the Notes:

(a)    default for 30 days in the payment when due of interest on the Notes;

(b)    default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

(c)    failure by the Company to comply with any payment obligations (including, without limitation, obligations as to the timing or amount of such payments) described under Section 4.03;

(d)    failure by the Company for 90 days after receipt of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes to comply with any of the other agreements in the Indenture not identified in clauses (a), (b) or (c) above;

(e)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee existed on the date of the Indenture, or is created after the date of the Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $250.0 million or more, if such acceleration is not annulled within 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes;

(f)    failure by the Company or any of its Significant Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) rendered against the Company or any Significant Subsidiary aggregating in excess of $250.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days;

(g)    the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(1)    commences a voluntary case;

(2)    consents to the entry of an order for relief against it in an involuntary case;

(3)    consents to the appointment of a custodian of it or for all or substantially all of its property;

(4)    makes a general assignment for the benefit of its creditors; or

(5)    generally is not paying its debts as they become due; or

(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)    is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

(2)    appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(3)    orders the liquidation of the Company or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 5.05. Acceleration of Maturity; Rescission and Annulment. Section 7.02 of the Base Indenture shall not apply to the Notes, and the following shall apply in lieu thereof. If an Event of Default (other than an Event of Default pursuant to Section 5.04(g) or Section 5.04(h)) occurs and is continuing with respect to the Notes, then the

Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare the principal amount of all such Notes, plus accrued and unpaid interest, if any, on such Notes to be due and payable immediately, and upon any such declaration such principal amount and accrued and unpaid interest shall become immediately due and payable. However, upon an Event of Default pursuant to Section 5.04(g) or Section 5.04(h), the principal amount of all outstanding Notes, plus accrued and unpaid interest, if any, on all outstanding Notes to the acceleration date, shall be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to the Notes has been made but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Trustee, may rescind and annul such declaration or waive any existing Default or Event of Default and its consequences if all Events of Default, other than the non-payment of the principal and interest, if any, of Notes which have become due solely as a result of such declaration of acceleration, have been cured or waived as provided in Section 7.06 of the Base Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 6.02. Supplemental Indentures. Article 14 of the Base Indenture shall apply to the Notes, except that (i) references in Section 14.02(a)(i) and (a)(vi) to “the provision of repurchase upon change of control in the applicable supplemental indenture” shall be deemed to refer to Section 4.03 of this Fourth Supplemental Indenture, and references to “change of control” in Section 14.02(viii) shall be deemed to refer to a Change of Control as defined in Section 1.01 of this Fourth Supplemental Indenture.

Section 6.03. Counterparts. The parties hereto may sign one or more copies of this Fourth Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 6.04. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof).

Section 6.05. Recitals by the Company. The recitals in this Fourth Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Fourth Supplemental Indenture as fully and with like effect as if set forth herein in full.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first written above.

LAS VEGAS SANDS CORP., as Company

By:	/s/ Patrick Dumont
Name:	Patrick Dumont
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mary Ambriz-Reyes
Name:	Mary Ambriz-Reyes
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.06 OF THE BASE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED AS A WHOLE, BUT NOT IN PART, TO THE DEPOSITARY, ITS SUCCESSORS OR THEIR RESPECTIVE NOMINEES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[Global Note]

LAS VEGAS SANDS CORP.

2.900% Senior Notes due 2025

No. A-[ ]	CUSIP No.: 517834 AH0
ISIN No.: US517834AH06
$[ ]

LAS VEGAS SANDS CORP., a Delaware corporation (the “Company”), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of [    ] DOLLARS on June 25, 2025.

Interest Payment Dates: June 25 and December 25, commencing on June 25, 2020.

Regular Record Dates: June 10 and December 10.

[Global Note]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

LAS VEGAS SANDS CORP., as Company

By:
Name:
Title:

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, Trustee, certifies that this is one of the Notes referred to in the Supplemental Indenture.

By:
Authorized Signatory

[Signature Page to Trustee’s Certificate]

(REVERSE OF NOTE)

LAS VEGAS SANDS CORP.

2.900% Senior Notes due 2025

Las Vegas Sands Corp., a Nevada corporation (together with its successors and assigns, the “Company”), issued this Note under an Indenture dated as of July 31, 2019 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of November 25, 2019 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which this Note is authorized and delivered. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them therein. If any terms of this Note conflicts with the terms of the Indenture, the terms of the Indenture shall govern and control.

1.    Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 2.900% per annum. The Company will pay interest semiannually on June 25 and December 25 of each year (each, an “Interest Payment Date”), commencing June 25, 2020, until the principal is paid or made available for payment. Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance to, but excluding, the applicable Interest Payment Date or Stated Maturity of the principal of the Note, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

2.    Method of Payment. The Company will pay interest on this Note (except defaulted interest, if any, which will be paid on a special payment date to Holders of record on such special record date as may be fixed by the Company in accordance with Section 3.08 of the Base Indenture) to the persons who are registered Holder of this Note at the close of business on the Regular Record Date immediately preceding the relevant Interest Payment Date. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3.    Paying Agent. Initially, the Trustee will act as Paying Agent and Registrar. The Company may have one or more co-Registrars and one or more additional

[Global Note]

paying agents. The Company may at any time rescind the designation of any Registrar or Paying Agent or approve a change through which the Registrar or Paying Agent acts.

4.    Indenture; Copies. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. This Note is subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. This Note is an unsecured, unsubordinated obligation of the Company and constitutes a Note in the series designated on the face hereof as the “2.900% Senior Notes due 2025,” initially limited to $500,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture. Requests may be made to: Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Chief Financial Officer.

5.    Optional Redemption. The Securities shall be redeemable at the option of the Company in accordance with Section 4.02 of the Supplemental Indenture.

6.    Gaming Redemption. The Company will be required to redeem the Securities as and to the extent set forth in (and only in the circumstances described in) Section 4.07 of the Base Indenture.

7.    Offer to Repurchase Upon Change of Control Repurchase Event. The Company will be required to make a Change of Control Offer as and to the extent set forth in (and only in the circumstances described in) Section 4.03 of the Supplemental Indenture.

8.    Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes.

9.    Unclaimed Money. All amounts of principal of and premium, if any, and interest on this Note paid by the Company to the Trustee or Paying Agent that remain unclaimed for two years will be repaid to the Company, and the Holder of this Note will thereafter look solely to the Company for payment unless applicable abandoned property law designates another Person.

10.    Amendment, Supplement, Waiver. The Indenture or the Securities may be amended or supplemented in accordance with the terms of the Indenture.

11.    Successor Person. When a successor Person assumes all of the obligations of its predecessor under the Note and the Indenture, the predecessor Person will be released from those obligations.

12.    No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Note or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives

[Global Note]

and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

13.    Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

14.    Authentication. This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.

15.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

16.    Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

17.    CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of repurchase, and reliance may be placed only on the other identification numbers placed thereon.

[Global Note]